Exhibit 99.1

Sunnova Reports First Quarter 2022 Financial Results

First Quarter 2022 and Recent Highlights

•Added 15,300 customers in the first quarter of 2022, bringing total customer count to 207,800 as of March 31, 2022;
•Reaffirmed full-year 2022 guidance and our major metric growth plan, the Triple-Double Triple Plan;
•Published our 2021 Environmental, Social, and Governance (ESG) Report, further detailing Sunnova's ESG strategy and performance; and
•Total liquidity of $703 million as of March 31, 2022.

HOUSTON, April 27, 2022 (NEWSWIRE) - Sunnova Energy International Inc. ("Sunnova") (NYSE: NOVA), one of the leading U.S. residential energy service providers, today announced financial results for the first quarter ended March 31, 2022.

"Growing national security concerns and the increasing threat of climate change have created a renewed focus on the critical importance of energy transition for consumers," said William J. (John) Berger, founder and Chief Executive Officer of Sunnova. "Sunnova is embracing an equitable, practical, and balanced energy future in order to enable a successful transition.

"As utility rates continue to rise across the country and weather events worsen in intensity, consumers are increasingly looking for a single source energy service provider to meet their energy needs. The Sunnova Adaptive HomeTM, which brings together the technologies that make up the home of the future, will be the affordable, reliable, and sustainable solution customers require. To enable our success, we will continue to focus on what differentiates us - a combination of software, service, and aggregation - so a homeowner will choose Sunnova when they are ready to make their own personal energy transition.

"The beginning of 2022 has been characterized by demand increasing at a higher rate than anticipated from our current and future customers for additional energy services. To meet this demand, we have worked closely with our dealers and equipment partners to offer many new services such as batteries, electric vehicle charging, generators, and load managers. This greater than expected demand in additional energy services provides us with increased confidence in our ability to achieve the per share and per customer value creation targets that we laid out in our Triple-Double Triple Plan.

"As part of this expansion in energy services, we developed new software to analyze our customer data. We want to ensure only homeowners with whom we have an ongoing economic relationship are counted as customers and are counted only once, regardless of the number of services we provide to them. Adopting a more rigid customer definition allows us to track the increase in value created by homeowners electing to "up-power" their existing Sunnova energy services contracts through additional solar capacity, batteries, and other energy services. This customer trend of "up-powering" and increasing their services with Sunnova has happened faster than we expected and is accelerating. Further, despite this more conservative view on what qualifies as a customer our 2022 and 2023 customer growth targets remain unchanged."

First Quarter 2022 Results

Revenue increased to $65.7 million, or by $24.4 million, for the three months ended March 31, 2022 compared to the three months ended March 31, 2021. This increase was primarily the result of an increased number of solar energy systems in service and the April 2021 acquisition of SunStreet.

Total operating expense, net increased to $99.9 million, or by $35.3 million for the three months ended March 31, 2022 compared to the three months ended March 31, 2021. This increase was primarily the result of an increased number of solar energy systems in service, the April 2021 acquisition of SunStreet, greater depreciation expense, and higher general and administrative expense. This increase was partially offset by an increase in other operating income primarily due to the change in the fair value of certain financial instruments and contingent consideration.

Adjusted Operating Expense increased to $47.0 million, or by $18.5 million, for the three months ended March 31, 2022 compared to the three months ended March 31, 2021. This increase was primarily the result of an increased number of solar energy systems in service, the April 2021 acquisition of SunStreet, and higher general and administrative expense.

Sunnova incurred a net loss of $20.6 million for the three months ended March 31, 2022 compared to a net loss of $24.1 million for the three months ended March 31, 2021. This lower net loss was primarily the result of lower net interest expense primarily due to an increase in unrealized gains on derivatives of $16.6 million. This was partially offset by an increase in interest expense of $5.0 million due to the issuance of additional debt in 2021 and 2022.

Adjusted EBITDA was relatively unchanged at $12.5 million for the three months ended March 31, 2022 compared to $12.8 million for the three months ended March 31, 2021.

Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans increased to $20.4 million and $10.8 million, respectively, for the three months ended March 31, 2022, or by $8.1 million and $3.7 million, respectively, compared to the three months ended March 31, 2021. This increase was the result of our larger customer loan portfolio.

Liquidity & Capital Resources

As of March 31, 2022, Sunnova had total cash of $325 million, including restricted and unrestricted cash. An additional $378 million of tax equity commitments and debt capacity against qualified, unencumbered assets were available in Sunnova's tax equity and warehouse credit facilities as of March 31, 2022.

2022 Guidance

Sunnova management reaffirms its 2022 guidance of:

•Customer additions of between 85,000 and 89,000;
•Adjusted EBITDA of between $117 million and $137 million;
•Customer interest payments received from solar loans of between $45 million and $55 million; and
•Customer principal payments received from solar loans, net of amounts recorded in revenue, of between $134 million and $154 million.

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). We believe certain financial measures, such as Adjusted EBITDA and Adjusted Operating Expense, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our business. We use Adjusted EBITDA and Adjusted Operating Expense as performance measures, and believe investors and securities analysts also use Adjusted EBITDA and Adjusted Operating Expense in evaluating our performance. While Adjusted EBITDA effectively captures the operating performance of our leases and PPAs, it only reflects the service portion of the operating performance under our loan agreements. Therefore, we separately show customer P&I payments. Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used both to better assess our business from period to period and to better assess our business against other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with GAAP. Sunnova is unable to reconcile projected Adjusted EBITDA and Adjusted Operating Expense to the most comparable financial measures calculated in accordance with GAAP because of fluctuations in interest rates and their impact on our unrealized and realized interest rate hedge gains or losses. Sunnova provides a range for the forecasts of Adjusted EBITDA and Adjusted Operating Expense to allow for the variability in the timing of cash receipts and disbursements, customer utilization of our assets, and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of projected Adjusted EBITDA and Adjusted Operating Expense to projected net income (loss) and total operating expense, as the case may be, is not available without unreasonable effort.

First Quarter 2022 Conference Call Information

Sunnova is hosting a conference call for analysts and investors to discuss its first quarter 2022 results at 8:00 a.m. Eastern Time, on April 28, 2022. The conference call can be accessed live over the phone by dialing 844-200-6205, or for international callers, 929-526-1599. The access code for the live call is 097110.

A replay will be available two hours after the call and can be accessed by dialing 866-813-9403, or for international callers, +44 204-525-0658. The access code for the replay is 232964. The replay will be available until May 5, 2022.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Sunnova’s website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Sunnova’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Sunnova’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding our level of growth, customer value propositions, technological developments, service levels, the ability to achieve our 2022 operational and financial targets, and references to Adjusted EBITDA and customer P&I payments from solar loans. Sunnova’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks regarding our ability to forecast our business due to our limited operating history, the effects of the coronavirus pandemic on our business and operations, supply chain uncertainties, results of operations and financial position, our competition, changes in regulations applicable to our business, fluctuations in the solar and home-building markets, availability of capital, our ability to attract and retain dealers and customers and manage our dealer and strategic partner relationships, the ability to successfully integrate the SunStreet acquisition, the ability of Sunnova to implement its plans, forecasts and other expectations with respect to SunStreet's business and realize the expected benefits of the acquisition. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Sunnova’s filings with the Securities and Exchange Commission, including Sunnova’s annual report on Form 10-K for the year ended December 31, 2021 and subsequent quarterly reports on Form 10-Q. The forward-looking statements in this release are based on information available to Sunnova as of the date hereof, and Sunnova disclaims any obligation to update any forward-looking statements, except as required by law.

About Sunnova

Sunnova Energy International Inc. (NYSE: NOVA) is a leading residential energy service provider with customers across the U.S. and its territories. Sunnova's goal is to be the source of clean, affordable and reliable energy with a simple mission: to power energy independence so that homeowners have the freedom to live life uninterrupted®. For more information, please visit sunnova.com.

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts and share par values)

	As of March 31, 2022	As of December 31, 2021
Assets
Current assets:
Cash	$208,495	$243,101
Accounts receivable—trade, net	21,267	18,584
Accounts receivable—other	49,650	57,736
Other current assets, net of allowance of $1,911 and $1,646 as of March 31, 2022 and December 31, 2021, respectively	283,139	296,321
Total current assets	562,551	615,742

Property and equipment, net	3,056,898	2,909,613
Customer notes receivable, net of allowance of $45,907 and $39,492 as of March 31, 2022 and December 31, 2021, respectively	1,449,991	1,204,073
Intangible assets, net	183,407	190,520
Goodwill	13,150	13,150
Other assets	662,456	571,136
Total assets (1)	$5,928,453	$5,504,234

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$72,452	$55,033
Accrued expenses	80,736	81,721
Current portion of long-term debt	155,113	129,793
Other current liabilities	37,315	44,350
Total current liabilities	345,616	310,897

Long-term debt, net	3,461,614	3,135,681
Other long-term liabilities	468,614	436,043
Total liabilities (1)	4,275,844	3,882,621

Redeemable noncontrolling interests	145,186	145,336

Stockholders' equity:
Common stock, 113,911,388 and 113,386,600 shares issued as of March 31, 2022 and December 31, 2021, respectively, at $0.0001 par value	11	11
Additional paid-in capital—common stock	1,657,087	1,649,199
Accumulated deficit	(423,529)	(459,715)
Total stockholders' equity	1,233,569	1,189,495
Noncontrolling interests	273,854	286,782
Total equity	1,507,423	1,476,277
Total liabilities, redeemable noncontrolling interests and equity	$5,928,453	$5,504,234

(1) The consolidated assets as of March 31, 2022 and December 31, 2021 include $2,265,181 and $2,148,398, respectively, of assets of variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs. These assets include cash of $25,794 and $23,538 as of March 31, 2022 and December 31, 2021, respectively; accounts receivable—trade, net of $6,910 and $6,167 as of March 31, 2022 and December 31, 2021, respectively; accounts receivable—other of $595 and $410 as of March 31, 2022 and December 31, 2021, respectively; other current assets of $224,921 and $272,421 as of March 31, 2022 and December 31, 2021, respectively; property and equipment, net of $1,974,277 and $1,817,471 as of March 31, 2022 and December 31, 2021, respectively; and other assets of $32,684 and $28,391 as of March 31, 2022 and December 31, 2021, respectively. The consolidated liabilities as of March 31, 2022 and December 31, 2021 include $51,588 and $47,225, respectively, of liabilities of VIEs whose creditors have no recourse to Sunnova Energy International Inc. These liabilities include accounts payable of $5,951 and $6,014 as of March 31, 2022 and December 31, 2021, respectively; accrued expenses of $11 and $88 as of March 31, 2022 and December 31, 2021, respectively; other current liabilities of $4,930 and $3,845 as of March 31, 2022 and December 31, 2021, respectively; and other long-term liabilities of $40,696 and $37,278 as of March 31, 2022 and December 31, 2021, respectively.

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenue	$65,722	$41,276

Operating expense:
Cost of revenue—depreciation	21,958	17,408
Cost of revenue—other	7,569	1,234
Operations and maintenance	6,761	3,620
General and administrative	70,223	42,320
Other operating income	(6,583)	—
Total operating expense, net	99,928	64,582

Operating loss	(34,206)	(23,306)

Interest expense, net	(2,490)	8,051
Interest income	(10,932)	(7,180)
Other income	(155)	(113)
Loss before income tax	(20,629)	(24,064)

Income tax	—	—
Net loss	(20,629)	(24,064)
Net income attributable to redeemable noncontrolling interests and noncontrolling interests	12,954	8,919
Net loss attributable to stockholders	$(33,583)	$(32,983)

Net loss per share attributable to common stockholders—basic and diluted	$(0.30)	$(0.31)
Weighted average common shares outstanding—basic and diluted	113,499,426	106,359,220

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(20,629)	$(24,064)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	24,740	19,543
Impairment and loss on disposals, net	402	326
Amortization of intangible assets	7,113	—
Amortization of deferred financing costs	2,626	2,164
Amortization of debt discount	1,784	1,720
Non-cash effect of equity-based compensation plans	10,864	7,924
Unrealized gain on derivatives	(35,349)	(18,705)
Unrealized gain on fair value instruments	(6,362)	(113)
Other non-cash items	9,482	(3,644)
Changes in components of operating assets and liabilities:
Accounts receivable	4,958	(1,771)
Other current assets	(48,228)	(26,808)
Other assets	(22,639)	(7,501)
Accounts payable	(2,086)	(756)
Accrued expenses	9,620	10,626
Other current liabilities	(10,204)	(6,869)
Other long-term liabilities	(18,221)	(1,980)
Net cash used in operating activities	(92,129)	(49,908)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(138,181)	(117,459)
Payments for investments and customer notes receivable	(246,270)	(122,532)
Proceeds from customer notes receivable	23,740	13,459
Proceeds from investments in solar receivables	1,798	—
State utility rebates and tax credits	115	111
Other, net	1,148	208
Net cash used in investing activities	(357,650)	(226,213)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	391,903	311,280
Payments of long-term debt	(39,639)	(174,800)
Payments on notes payable	—	(2,254)
Payments of deferred financing costs	(5,084)	(6,273)
Payments of debt discounts	—	(20)
Proceeds from issuance of common stock, net	(2,820)	(1,037)
Contributions from redeemable noncontrolling interests and noncontrolling interests	51,889	40,802
Distributions to redeemable noncontrolling interests and noncontrolling interests	(5,854)	(2,833)
Payments of costs related to redeemable noncontrolling interests and noncontrolling interests	(7,383)	(3,146)
Other, net	(199)	(28)
Net cash provided by financing activities	382,813	161,691
Net decrease in cash and restricted cash	(66,966)	(114,430)
Cash and restricted cash at beginning of period	391,897	377,893
Cash and restricted cash at end of period	324,931	263,463
Restricted cash included in other current assets	(34,958)	(43,603)
Restricted cash included in other assets	(81,478)	(68,968)
Cash at end of period	$208,495	$150,892

Key Financial and Operational Metrics

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(20,629)	$(24,064)
Interest expense, net	(2,490)	8,051
Interest income	(10,932)	(7,180)
Depreciation expense	24,740	19,543
Amortization expense	7,288	32
EBITDA	(2,023)	(3,618)
Non-cash compensation expense	10,864	7,924
ARO accretion expense	840	652
Financing deal costs	384	1
Acquisition costs	1,259	4,010
Unrealized gain on fair value instruments	(10,122)	(113)
Amortization of payments to dealers for exclusivity and other bonus arrangements	928	614
Provision for current expected credit losses	6,657	3,313
Other expense from solar receivables	3,760	—
Adjusted EBITDA	$12,547	$12,783

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Interest income from customer notes receivable	$10,832	$7,097
Principal proceeds from customer notes receivable, net of related revenue	$20,413	$12,302

	Three Months Ended March 31,
	2022	2021
	(in thousands, except per system data)
Reconciliation of Total Operating Expense, Net to Adjusted Operating Expense:
Total operating expense, net	$99,928	$64,582
Depreciation expense	(24,740)	(19,543)
Amortization expense	(7,288)	(32)
Non-cash compensation expense	(10,864)	(7,924)
ARO accretion expense	(840)	(652)
Financing deal costs	(384)	(1)
Acquisition costs	(1,259)	(4,010)
Amortization of payments to dealers for exclusivity and other bonus arrangements	(928)	(614)
Provision for current expected credit losses	(6,657)	(3,313)
Direct sales costs	(380)	—
Cost of revenue related to cash sales	(5,815)	—
Unrealized gain on fair value instruments	9,967	—
Other expense from solar receivables	(3,760)	—
Adjusted Operating Expense	$46,980	$28,493
Adjusted Operating Expense per weighted average system	$235	$258

	As of March 31, 2022	As of December 31, 2021
Number of customers	207,800	192,600

	Three Months Ended March 31,
	2022	2021
Weighted average number of systems (excluding loan agreements and cash sales)	155,800	89,800
Weighted average number of systems with loan agreements	41,700	20,600
Weighted average number of systems with cash sales	2,400	—
Weighted average number of systems	199,900	110,400

	As of March 31, 2022	As of December 31, 2021
	(in millions)
Estimated gross contracted customer value	$4,735	$4,337

Key Terms for Our Key Metrics and Non-GAAP Financial Measures

Estimated Gross Contracted Customer Value. Estimated gross contracted customer value as of a specific measurement date represents the sum of the present value of the remaining estimated future net cash flows we expect to receive from existing customers during the initial contract term of our leases and power purchase agreements ("PPAs"), which are typically 25 years in length, plus the present value of future net cash flows we expect to receive from the sale of related solar renewable energy certificates ("SRECs"), either under existing contracts or in future sales, plus the cash flows we expect to receive from energy services programs such as grid services, plus the carrying value of outstanding customer loans on our balance sheet. From these aggregate estimated initial cash flows, we subtract the present value of estimated net cash distributions to redeemable noncontrolling interests and noncontrolling interests and estimated operating, maintenance and administrative expenses associated with the solar service agreements. These estimated future cash flows reflect the projected monthly customer payments over the life of our solar service agreements and depend on various factors including but not limited to solar service agreement type, contracted rates, expected sun hours and the projected production capacity of the solar equipment installed. For the purpose of calculating this metric, we discount all future cash flows at 4%.

Number of Customers. We define number of customers to include every unique premises on which a Sunnova product is installed or on which Sunnova is obligated to perform services for a counterparty. We track the total number of customers as an indicator of our historical growth and our rate of growth from period to period.

Weighted Average Number of Systems. We calculate the weighted average number of systems based on the number of months a customer and any additional service obligation related to a solar energy system is in-service during a given measurement period. The weighted average number of systems reflects the number of systems at the beginning of a period, plus the total number of new systems added in the period adjusted by a factor that accounts for the partial period nature of those new systems. For purposes of this calculation, we assume all new systems added during a month were added in the middle of that month. The number of systems for any end of period will exceed the number of customers, as defined above, for that same end of period as we are also including any additional services and/or contracts a customer or third party executed for the additional work for the same residence. We track the weighted average system count in order to accurately reflect the contribution of the appropriate number of systems to key financial metrics over the measurement period.

Definitions of Non-GAAP Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus net interest expense, depreciation and amortization expense, income tax expense, financing deal costs, natural disaster losses and related charges, net, losses on extinguishment of long-term debt, realized and unrealized gains and losses on fair value instruments, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our initial public offering ("IPO"), acquisition costs, losses on unenforceable contracts and other non-cash items such as non-cash compensation expense, asset retirement obligation ("ARO") accretion expense, provision for current expected credit losses, non-cash inventory impairments and other (income) expense from solar receivables.

Adjusted Operating Expense. We define Adjusted Operating Expense as total operating expense less depreciation and amortization expense, financing deal costs, natural disaster losses and related charges, net, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements, direct sales costs, cost of revenue related to cash sales, unrealized gains and losses on fair value instruments and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our IPO, acquisition costs, losses on unenforceable contracts and other non-cash items such as non-cash compensation expense, ARO accretion expense, provision for current expected credit losses, non-cash inventory impairments and other income (expense) from solar receivables.

Contacts

Investor Relations:
Rodney McMahan, Vice President Investor Relations
IR@sunnova.com
877-770-5211

Media:
Alina Eprimian, Director Communications
Alina.Eprimian@sunnova.com